[Oregon Steel Mills, Inc. Letterhead]

                                                                January 28, 1999


Dear Stockholder:

         You may have recently received consent materials from the AFL-CIO and their so-called "Committee to Restore Shareholder Value at Oregon Steel Mills, Inc." This group is seeking your consent to adopt three NON-BINDING corporate governance proposals. The AFL-CIO group consists of the Crabbe Huson Group, Inc., Amalgamated Bank of New York LongView MidCap 400 Index Fund, and the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO). This group calls itself a "Committee" in order to make it appear as if they are speaking on behalf of other stockholders.

         Although the AFL-CIO Proposals involve corporate governance issues, we believe that they are part of the United Steelworkers of America's ("Union") continued corporate campaign to harass your company, its lenders, its investors, its suppliers and its customers. The corporate governance proposals in question could have been presented to the company and the stockholders at the upcoming Annual Meeting of Stockholders in 1999. However, the AFL-CIO Group has chosen to proceed with this costly consent solicitation in order to present these NON-BINDING proposals. Your Board believes that the AFL-CIO Proposals are designed as tools for labor bargaining and to limit the Board's flexibility in protecting the interests of all stockholders.

WE ARE NOW BEING FORCED TO SPEND YOUR COMPANY'S MONEY IN ORDER TO RESPOND TO THE UNION'S CONTINUED COSTLY AND WASTEFUL CORPORATE CAMPAIGN OF HARASSMENT.

         We will soon be sending you our Consent Revocation Statement outlining our reasons for opposing the adoption of these three proposals, along with background and examples of the Union's continued efforts to harass your company. YOUR BOARD UNANIMOUSLY OPPOSES THE AFL-CIO SOLICITATION AND STRONGLY URGES YOU NOT TO RETURN ANY GOLD CONSENT CARD YOU MAY RECEIVE FROM THE AFL-CIO GROUP.

         If you have any questions, please call the company assisting us in our efforts, Georgeson & Company Inc., toll-free at 1-800-223-2064.

Sincerely yours,

Oregon Steel Mills, Inc.




Oregon Steel Mills, Inc. operates two steel minimills and four finishing facilities in the United States and Canada. The company manufactures and markets specialty and commodity steel products. Oregon Steel markets its products to customers primarily west of the Mississippi River, western Canada, and the Pacific Rim.